Exhibit 23.3

CONSENT OF MILLER AND LENTS, LTD.

     We consent to the references to us and to estimates of reserves contained in “Part I, Item 1 and 2. Business and Properties — Natural Gas and Oil Reserves” in this Annual Report on Form 10-K of The Houston Exploration Company for the year ended December 31, 2003 and in Houston Exploration’s previously filed Registration Statements (and any prospectus supplement thereto) on: (i) Form S-3, file number 333-78843 dated May 20, 1999; (ii) Form S-8, file number 333-36977 dated October 1, 1997; (iii) Form S-8, file number 333-47370 dated October 5, 2000; (iv) Form S-8, file number 333-75264 dated December 17, 2001; (v) Form S-8, file number 333-99799 dated September 19, 2002; and (vi) Form S-4, file number 333-106836 dated December 4, 2003.

MILLER AND LENTS, LTD.

By:	/s/ CHRISTOPHER A. BUTTA Christopher A. Butta Senior Vice President

Houston, Texas
March 12, 2004